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Exhibit 99

Contact:	Neenah Paper, Inc. Bill McCarthy Vice President—Financial Analysis and Investor Relations 678-518-3278

NEENAH PAPER, INC. ANNOUNCES VOLUNTARY ODD-LOT PROGRAM

ALPHARETTA, GEORGIA—February 22, 2005 (NYSE:NP)—Neenah Paper, Inc. today announced it will offer a voluntary program through which shareholders owning fewer than 50 shares of Neenah Paper common stock may conveniently sell all of their shares or purchase enough additional shares to increase their holdings to 50 shares.

The program will be administered by Georgeson Shareholder Communications Inc. and initially will be in effect from February 22 through March 25, unless extended or terminated earlier. Information about the program, including how to participate, calculation of the sale or purchase price, and processing fees to be paid by participating stockholders will be mailed to eligible stockholders on or about February 22. Questions should be directed to Georgeson Shareholder Communications Inc., toll-free at 1-877-288-6596. Neither Neenah Paper, Inc. nor Georgeson Shareholder Communications Inc. is making any recommendation to stockholders as to whether or not they should act upon this program.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia. Additional information about Neenah Paper can be found at the Neenah Paper's web site at www.neenah.com.

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  Exhibit 99
NEENAH PAPER, INC. ANNOUNCES VOLUNTARY ODD-LOT PROGRAM